                                                                    Exhibit 99.1

                         GEO SPECIALTY CHEMICALS, INC.
                                AND SUBSIDIARIES
                                Cleveland, Ohio

                       CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998

                         GEO SPECIALTY CHEMICALS, INC.
                               AND SUBSIDIARIES
                                Cleveland, Ohio

                       CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1999 and 1998



                                    CONTENTS



REPORT OF INDEPENDENT AUDITORS.....................  F-1


CONSOLIDATED FINANCIAL STATEMENTS


  CONSOLIDATED BALANCE SHEETS......................  F-2

  CONSOLIDATED STATEMENTS OF OPERATIONS............  F-3

  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY..  F-4

  CONSOLIDATED STATEMENTS OF CASH FLOWS............  F-5

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.......  F-8

                        REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareholders
GEO Specialty Chemicals, Inc. and Subsidiaries
Cleveland, Ohio


We have audited the accompanying consolidated balance sheets of GEO Specialty Chemicals, Inc. and Subsidiaries as of December 31, 1999 and 1998 and the consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1999 and 1998 and for the periods March 25, 1997 through December 31, 1997 and January 1, 1997 through March 24, 1997. Our audits also include the financial statement schedule listed at Part IV Item 14. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1999 and 1998 consolidated financial statements referred to above present fairly, in all material respects, the financial position of GEO Specialty Chemicals, Inc. and Subsidiaries as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 and for the periods March 25, 1997 through December 31, 1997 and January 1, 1997 through March 24, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                    Crowe, Chizek and Company LLP
Oak Brook, Illinois
March 9, 2000

               GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                        (In thousands except share data)
--------------------------------------------------------------------------------

                                                                                       December 31,
                                                                                    -------------------
                                                                                      1999       1998
                                                                                    ---------  --------
ASSETS
Current assets
 Cash                                                                               $  4,696   $  1,645
 Trade accounts receivable, net of allowance for doubtful accounts of
  $249 in 1999 and $336 in 1998                                                       26,896     19,612
 Other accounts receivables                                                            1,619        862
 Inventory                                                                            23,788      9,476
 Prepaid expenses and other current assets                                               553        792
 Refundable income taxes                                                                   -        441
 Deferred taxes                                                                          814        418
                                                                                    --------   --------
  Total current assets                                                                58,366     33,246

Property and equipment, net                                                           96,628     92,669

Other assets
 Intangible assets, net                                                                6,099      5,941
 Goodwill, net                                                                        36,515     31,743
 Other accounts receivable                                                               334        589
 Other                                                                                   224        337
                                                                                    --------   --------
                                                                                      43,172     38,610
                                                                                    --------   --------

                                                                                    $198,166   $164,525
                                                                                    ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
 Current portion of long-term debt                                                  $      -   $    760
 Accounts payable                                                                     14,085      7,564
 Other accounts payable                                                                2,386        448
 Income taxes payable                                                                    604          -
 Accrued expenses and other current liabilities                                        8,927      7,664
                                                                                    --------   --------
  Total current liabilities                                                           26,002     16,436

 Revolving line-of-credit                                                             23,000          -
 Senior subordinated notes                                                           120,000    120,000
 Other long-term liabilities                                                           4,621      4,196
 Other accounts payable                                                                  592        580
 Deferred taxes                                                                        1,646      1,471
                                                                                    --------   --------
                                                                                     149,859    126,247
Shareholders' equity
 Class A voting common stock, $1 par value,  1,035 shares authorized;
  136 shares issued and outstanding at  December 31, 1999 and 1998                  $      -   $      -
 Class B nonvoting common stock, $1 par value, 215 shares authorized;
  0 shares issued and outstanding at December 31, 1999 and 1998                            -          -
 Additional paid-in capital                                                           20,901     20,901
 Retained earnings                                                                     2,020        941
 Accumulated other comprehensive loss                                                   (616)         -
                                                                                    --------   --------
                                                                                      22,305     21,842
                                                                                    --------   --------

                                                                                    $198,166   $164,525
                                                                                    ========   ========

-------------------------------------------------------------------------------
         See accompanying notes to consolidated financial statements.

               GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In thousands)
--------------------------------------------------------------------------------

                                                               Successor    Predecessor
                                                              (See Note 2)  (See Note 2)
                                                              ------------  ------------
                                                                 Period        Period
                                                              March 25 to    Jan. 1 to
                                                                Dec. 31,     March 24,
                                          1999       1998         1997          1997
                                        ---------  ---------  ------------  ------------

Net sales                               $147,080   $126,560       $91,727        $9,109

Cost of sales                            112,669    101,638        72,626         8,542
                                        --------   --------       -------        ------

Gross profit                              34,411     24,922        19,101           567

Selling, general, and administrative
  expenses                                18,906     14,092        11,078           808
                                        --------   --------       -------        ------

Income (loss) from operations             15,505     10,830         8,023          (241)

Other income (expense)
    Net interest expense                 (13,376)    (9,097)       (5,004)         (420)
    Other                                    (27)      (118)          (26)          (15)
                                        --------   --------       -------        ------
                                         (13,403)    (9,215)       (5,030)         (435)

Income (loss) before taxes and
  extraordinary item                       2,102      1,615         2,993          (676)

Provision for income taxes                 1,023        667           999             -
                                        --------   --------       -------        ------

Income (loss) before extraordinary
  item                                     1,079        948         1,994          (676)

Extraordinary loss on early
  extinguishment of debt, net of tax           -     (1,496)         (505)            -
                                        --------   --------       -------        ------

Net income (loss)                       $  1,079   $   (548)      $ 1,489        $ (676)
                                        ========   ========       =======        ======

-------------------------------------------------------------------------------
         See accompanying notes to consolidated financial statements.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               (In thousands except for share data information)
--------------------------------------------------------------------------------


                            Number   Number                              Accumulated
                              of       of                   Retained        Other
                            Class A  Class B  Additional    Earnings       Compre-                 Compre-
                            Common   Common    Paid-In    (Accumulated     hensive                 hensive
                            Shares   Shares    Capital      Deficit)         Loss       Total   Income/(loss)
                            -------  -------  ----------  -------------  ------------  -------- -------------
Predecessor
-----------
    Balance
      January 1, 1997            42      104  $    1,757  $       (380)  $         -   $ 1,377    $     -
    Net loss                      -        -           -          (676)            -      (676)      (676)
                            -------  -------  ----------  ------------   -----------   -------    -------

        Total compre-
          hensive loss                                                                            $  (676)
                                                                                                  =======

    Balance
      March 24, 1997             42      104  $    1,757  $     (1,056)  $         -   $   701
                            =======  =======  ==========  ============   ===========   =======

Successor
---------
    Stock issued                104        -  $   14,901  $          -   $         -   $14,901    $     -
    Net income for
      period March 25,
      1997 through
      December 31,
          1997                    -        -           -         1,489             -     1,489      1,489
                            -------  -------  ----------  ------------   -----------   -------    -------

        Total compre-
          hensive income                                                                          $ 1,489
                                                                                                  =======

    Balance December 31,
     1997                       104        -      14,901         1,489             -    16,390          -

    Stock issued                 32        -       6,000             -             -     6,000          -
    Net loss                      -        -           -          (548)            -      (548)      (548)
                            -------  -------  ----------  ------------   -----------   -------    -------

        Total compre-
          hensive loss                                                                            $  (548)
                                                                                                  =======

    Balance December 31,
      1998                      136        -      20,901           941             -    21,842          -

    Compre-
      hensive income
      Translation
        adjustment,
          net of income
          tax of $592             -        -           -             -          (616)     (616)      (616)

      Net income                  -        -           -         1,079             -     1,079      1,079
                            -------  -------  ----------  ------------   -----------   -------    -------

        Total compre-
          hensive income                                                                          $   463
                                                                                                  =======
    Balance December 31,
      1999                      136        -  $   20,901  $      2,020   $      (616)  $22,305
                            =======  =======  ==========  ============   ===========   =======

-------------------------------------------------------------------------------
         See accompanying notes to consolidated financial statements.

               GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
--------------------------------------------------------------------------------

                                                                              Successor    Predecessor
                                                                             (See Note 2)  (See Note 2)
                                                                             ------------  ------------
                                                                                Period        Period
                                                                             March 25 to    Jan. 1 to
                                                                               Dec. 31,     March 24,
                                                         1999       1998         1997          1997
                                                       ---------  ---------  ------------  ------------
Cash flows from operating activities
     Net income (loss)                                 $  1,079   $   (548)     $  1,489       $  (676)
     Adjustments to reconcile net income
       (loss) to net cash from operating activities
          Depreciation, depletion, and
            amortization                                 11,315      7,905         4,334           363
          Extraordinary loss on early
            extinguishment of debt                            -      2,266           505             -
          Deferred income tax expense (benefit)             372         (6)          389             -
          Change in assets and liabilities
            net of effects from acquisitions
                Accounts receivable - trade              (7,414)    (1,241)       (1,591)       (1,367)
                Other accounts receivable                  (142)      (356)          854          (494)
                Inventories                              (4,205)       670        (1,422)         (179)
                Prepaid expenses and other assets           377       (197)         (344)          (30)
                Accounts payable and accrued
                  expenses                                9,003      1,344         2,495           416
                Other accounts payable and
                  other liabilities                       1,223       (231)            -          (110)
                Checks written in excess of
                  bank balance                                -          -        (1,080)          562
                                                       --------   --------      --------       -------
                     Net cash from operating
                        activities                       11,608      9,606         5,629        (1,515)

Cash flows from investing activities
     Purchases of property, plant,
       and equipment                                     (6,223)    (6,755)       (3,177)         (127)
     Acquisition of paper and construction
       processing businesses from Henkel
       Corporation, net of assumed liabilities                -          -       (54,210)            -
     Acquisition of TRIMET business from
       Mallinckrodt Inc., net of assumed
       liabilities                                         (184)   (61,106)            -             -
     Acquisition of gallium business from
       Rhodia Chimie, S.A., net of assumed
       liabilities                                      (23,041)         -             -             -
                                                       --------   --------      --------       -------
          Net cash from investing activities            (29,448)   (67,861)      (57,387)         (127)

-------------------------------------------------------------------------------
                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
--------------------------------------------------------------------------------

                                                                        Successor    Predecessor
                                                                       (See Note 2)  (See Note 2)
                                                                       ------------  ------------
                                                                          Period        Period
                                                                       March 25 to    Jan. 1 to
                                                                         Dec. 31,     March 24,
                                                    1999      1998         1997          1997
                                                  --------  ---------  ------------  ------------
Cash flows from financing activities
     Revolving line of credit borrowings
       (payments), net                            $     -   $ (3,640)     $    139    $    2,017
     Borrowings from long-term line of credit      25,500          -             -             -
     Payments made on long-term line of credit     (2,500)         -             -             -
     Proceeds from bank borrowing                       -          -        65,500             -
     Proceeds from issuance of subordinated
       notes                                            -    120,000             -             -
     Payments made on long-term
       borrowing                                     (760)   (57,975)      (20,963)         (372)
     Payments on capital leases                         -          -           (23)           (3)
     Proceeds from stock issuance                       -      6,000        14,754             -
     Payment of deferred financing costs             (557)    (5,181)       (3,731)            -
     Cash consideration paid to predecessor
       shareholder                                      -          -        (3,222)            -
                                                  -------   --------      --------   -----------
          Net cash from financing
            activities                             21,683     59,204        52,454         1,642
                                                  -------   --------      --------   -----------

Effect of exchange rates changes on cash             (792)         -             -             -
                                                  -------   --------      --------   -----------

Net change in cash                                  3,051        949           696             -

Cash at beginning of period                         1,645        696             -             -
                                                  -------   --------      --------   -----------

Cash at end of period                             $ 4,696   $  1,645      $    696    $        -
                                                  =======   ========      ========   ===========

Supplemental disclosures of cash flow
  information
     Cash paid (refunded) for
          Interest                                $12,778   $  4,346      $  3,706    $    1,147
          Taxes                                      (298)       440           242             -

Supplemental schedule of noncash
  investing and financing activities
     In conjunction with the acquisition
       of Henkel Corporation, liabilities
       were assumed as follows:
          Fair value of assets acquired           $     -   $      -      $ 59,884    $        -
          Cash paid                                     -          -       (54,210)            -
                                                  -------   --------      --------   -----------

                Liabilities assumed                     -          -         5,674             -

-------------------------------------------------------------------------------
                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
--------------------------------------------------------------------------------

                                                                            Successor   Predecessor
                                                                          (See Note 2)  (See Note 2)
                                                                          ------------  ------------
                                                                              Period      Period
                                                                          March 25 to    Jan. 1 to
                                                                            Dec. 31,     March 24,
                                                      1999       1998         1997          1997
                                                   ----------  ---------  ------------  ------------
     In conjunction with the change in
       control of the Company on March 24,
       1997, liabilities were assumed
       as follows:
          Fair market value of assets               $      -   $      -   $    30,917    $        -
          Predecessor basis of
            shareholder's equity                           -          -          (105)            -
          Cash received                                    -          -       (14,754)            -
                                                   ---------   --------   -----------   -----------

                Liabilities assumed                        -          -        16,058             -

     In conjunction with the
       acquisition the TRIMET from
       Mallinckrodt Inc., liabilities
       were assumed as follows:
          Fair value of assets acquired                    -     62,393             -             -
          Cash paid                                        -    (61,106)            -             -
                                                   ---------   --------   -----------   -----------

                Liabilities assumed                        -      1,287             -             -

     Assumed liabilities in acquisition
       of aluminum sulfate business and
       Andersonville mining facility of
       Cytec Industries Inc.                               -          -             -         1,000

     In conjunction with the
       acquisition of the gallium business from
       Rhodia Chimie, S.A., liabilities
       were assumed as follows:
          Fair value of assets acquired               24,370          -             -             -
          Cash paid                                  (23,041)         -             -             -
          Due to Rhodia Chimie, S.A.                    (304)         -             -             -
                                                   ---------   --------   -----------   -----------

                Liabilities assumed                    1,025          -             -             -

-------------------------------------------------------------------------------
         See accompanying notes to consolidated financial statements.

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1999, 1998, and 1997
                       (In thousands except share data)
--------------------------------------------------------------------------------

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business:  GEO Specialty Chemicals, Inc. (the Company) was
-------------------
incorporated in the state of Ohio for the purpose of owning and operating specialty chemical businesses. The Company's manufacturing process produces a variety of specialty chemical products for use in various major chemical markets. The Company produces more than 300 products. These products are used primarily in the construction, paper, water treating, electronic, and oil field industries. The Company sells these products to customers located throughout the United States and in European markets.

The Company operates in an environment with many financial and operating risks, including, but not limited to, intense competition, fluctuations in cost and supply of raw materials, technological changes, and environmental matters. As discussed in Notes 7 and 8, the Company has a high level of indebtedness which creates liquidity and debt service risks.

Principles of Consolidation:  The accompanying consolidated financial statements
---------------------------
include the accounts of GEO and its wholly-owned subsidiaries, GEO Specialty Chemicals Ltd., GEO Holdings (Europe) SARL, GEO Gallium S.A., and Ingal Stade GmbH. All significant intercompany balances and transactions have been eliminated.

Revenue Recognition:  Revenues are recognized upon transfer of the goods to the
-------------------
customer.

Use of Estimates in the Preparation of Financial Statements:  The preparation of
-----------------------------------------------------------
financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Reclamation reserves and mineral reserves are particularly subject to change.

Fair Value of Financial Instruments:  The Company's financial instruments are
-----------------------------------
comprised of cash, trade accounts receivable, other accounts receivable, accounts payable, other accounts payable, other current liabilities, long-term debt, revolving line of credit, and other long-term liabilities. The carrying value of all instruments except long-term debt approximates fair value. The fair value of the Company's long-term debt, as of December 31, 1999 and 1998, based upon quoted market values is approximately $111,000 and $115,800, respectively.

Property and Equipment:  Property and equipment are depreciated  on a straight-
----------------------
line method. Mineral reserves are depleted on a units-of-production basis. Property and equipment are being depreciated using the following estimated lives:

--------------------------------------------------------------------------------
                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1999, 1998, and 1997
                       (In thousands except share data)
--------------------------------------------------------------------------------

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
(Continued)

                                             Asset Lives in Years
                                            ----------------------

          Land improvements                         20
          Buildings                                 40
          Machinery and equipment                   12
          Office furniture and fixtures             10
          Computer equipment                         6
          Vehicles                                   6

Inventories:  Inventories are stated at the lower of cost or market, with cost
-----------
being determined on a first-in, first-out (FIFO) basis.

Income Taxes:  The provision for income taxes is based on income recognized for
------------
financial statement purposes and includes the effects of temporary differences between such income and that recognized for tax return purposes. The Company files a United States federal income tax return. Certain subsidiaries which are consolidated for financial reporting are not eligible to be included in the United States federal income tax return and separate provisions for income taxes have been determined for these entities. The Company accounts for its income taxes based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. The Company also recognizes the deferred tax asset for the benefit of operating loss carryforwards.

Intangible Assets:  Intangible assets, which consist principally of deferred
-----------------
financing costs, are amortized on a straight-line basis over the term of the respective financing agreements.

Goodwill:  Goodwill is amortized on a straight-line basis over 15 years.  The
--------
Company periodically assesses whether a change in circumstances has occurred subsequent to an acquisition which would indicate whether the future useful life of an asset should be revised. The Company considers the future earnings potential of the acquired business in assessing the recoverability of goodwill.

Foreign Currency Translation:  The Company's foreign subsidiaries use the French
----------------------------
franc as their functional currency. Assets and liabilities of the foreign subsidiaries are translated at exchange rates in effect at the balance sheet date and revenues and expenses are translated at average rates prevailing during the period. Translation adjustments are included in accumulated other comprehensive income, a separate component of shareholders' equity. Transaction gains and loses arising from transaction denominated in a currency other than the functional currency of the entity involved are included in the consolidated statement of operations.

--------------------------------------------------------------------------------
                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1999, 1998, and 1997
                       (In thousands except share data)
--------------------------------------------------------------------------------

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Environmental Expenditures:  The Company accrues for environmental expenses
--------------------------
resulting from existing conditions that relate to past operations when costs are probable and reasonably estimable.

Reclassification:  Certain reclassifications were made to the 1998 financial
----------------
statements to conform to the 1999 presentation.

Accounting Standards:  During 1999, the Company adopted Statement of Financial
--------------------
Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income. Comprehensive income consists of reported net income and other comprehensive income, which reflects revenues, expenses, and gains and losses that generally accepted accounting principles exclude from net income. The only items of comprehensive income (loss) that the Company currently reports are foreign currency translation adjustments.

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial reports issued to shareholders. The Company has adopted SFAS No. 131 for the year ended December 31, 1998. The Company monitors its sales of product by process additives and performance chemicals; however, for purposes of internal reporting, considers the Company to be in one segment.

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits," effective January 1, 1998. SFAS No. 132 requires additional information to be disclosed on pensions and other postretirement benefit plans including changes in the benefit obligations and fair values of plan assets.

In June 1998, the Financial Accounting Standards Board issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities." The Company is required to adopt FAS 133 for all fiscal years beginning after June 15, 2000. Thus the Company will need to adopt as of January 1, 2001. FAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company holds no derivative financial instruments and does not currently engage in hedging activities, adoption of FAS 133 is expected to have no material impact on the Company's financial position or results of operations.

--------------------------------------------------------------------------------
                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1999, 1998, and 1997
                       (In thousands except share data)
-------------------------------------------------------------------------------

NOTE 2 - ACQUISITIONS

On September 8, 1999, the Company purchased from Rhodia Chimie, S.A. the former chemical unit of the French multinational corporation Rhone-Poulenc, all the outstanding shares of its wholly-owned French subsidiary. This subsidiary owns both the French operating assets of the gallium purification business and the outstanding stock of a German corporation that carries on a gallium extraction operation in Stade, Germany. These products are sold to customers worldwide. The purchase price of $23,345 was allocated as follows:


      Current asset                     $10,868
      Property and equipment              6,270
      Other assets                          936
      Liabilities                        (1,025)
                                        -------
         Net assets acquired             17,049
      Excess of cost over fair value      6,296
                                        -------

         Purchase price                 $23,345
                                        =======

As part of the acquisition, the Company was also granted a three year option to acquire a currently dormant gallium extraction facility near Pinjarra, Australia for approximately $1,600,000.

On July 31, 1998, pursuant to an acquisition agreement dated June 29, 1998, the Company purchased substantially all of the assets of TRIMET Technical Products, a Division of Mallinckrodt Inc. (TRIMET) from Mallinckrodt Inc. and its affiliates. The TRIMET business produces specialty chemicals used primarily in the coatings industry by customers located in the United States and Europe. The contractual purchase price was $60,000, adjusted by $1,106 to reflect TRIMET's actual working capital amount at closing.

A summary of the assets acquired and liabilities assumed is as follows:

      Current assets                   $ 5,975
      Property and equipment            24,497
      Other assets                         200
      Current liabilities               (1,287)
                                        -------
         Net assets acquired            29,385
      Excess of cost over fair value
         of assets acquired             31,721
                                       -------

         Purchase price                $61,106
                                       =======

Concurrently with the acquisition of TRIMET, the Company refinanced its debt structure. The purchase price of TRIMET and refinancing of the Company's debt was funded through the offering of $120,000, 10 1/8% Senior Subordinated Notes due 2008, and an equity contribution of $6,000 from the Company's shareholders.

-------------------------------------------------------------------------------
                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1999, 1998, and 1997
                       (In thousands except share data)
-------------------------------------------------------------------------------

NOTE 2 - ACQUISITIONS (Continued)

On March 25, 1997, the Company purchased certain assets and assumed certain liabilities of the Paper Chemicals and Construction and Processing Chemicals Businesses of Henkel Corporation and Henkel Canada Limited (collectively, Henkel). The contractual purchase price was $55,000, adjusted by $790 to reflect Henkel's actual working capital amount at closing. The purchase price was funded through the refinancing of the Company's debt and proceeds received from the issuance of common stock.

A summary of the assets acquired and liabilities assumed is as follows:


    Current assets                                           $12,816
    Property and equipment                                    46,396
    Current liabilities                                       (4,499)
    Long-term liabilities                                     (1,175)
                                                             -------
       Net assets acquired                                    53,538
    Excess of cost over fair value of assets acquired            672
                                                             -------

       Purchase price                                        $54,210
                                                             =======

In conjunction with the Henkel acquisition, the Company redeemed all of the Class A voting common stock and Class B nonvoting common stock owned by the shareholders, Key Equity Capital Corporation (Key), and Key Equity Partners
(KEPI) and repaid the subordinated debt, together with accrued interest thereon, owed to Key and KEPI for total consideration of $5,754. The purchased shares were immediately retired. Simultaneously, the Company sold 82.31 shares of Class A voting common stock, representing a 79% interest, to Charter Oak Partners (Charter Oak) for $14,754.

A summary of the assets acquired and liabilities assumed is as follows:

    Fair market value of assets                              $30,917
    Predecessor basis of shareholders' equity                   (105)
    Liabilities assumed                                      (16,058)
                                                             -------

       Equity contributed                                    $14,754
                                                             =======

Goodwill of $373 was recorded as a result of the above transaction.

-------------------------------------------------------------------------------
                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1999, 1998, and 1997
                       (In thousands except share data)
-------------------------------------------------------------------------------

NOTE 2 - ACQUISITIONS (Continued)

In conjunction with the above acquisition of Henkel and the change of ownership of the Company, the Company accounted for both transactions as a purchase and, accordingly, the purchase price was allocated to 100% of the assets acquired and liabilities assumed from Henkel and 79% of the assets and liabilities assumed of the Company, in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," and the Emerging Issues Task Force Issue Number 88-16. As a result, all assets including inventories and property, plant, and equipment of Henkel were stated at fair value and the property, plant, and equipment of the Company were stated at fair value and allocated based upon the ownership percentage change at March 25, 1997. The total goodwill associated with the above transactions was approximately $1,045 (see Note 5). Additionally, the Company incurred approximately $3,731 of financing costs associated with the above acquisitions, which are being amortized over the life of the respective loans.

NOTE 3 - INVENTORY

Inventory consists of the following components:

                                                    December 31,
                                                  ---------------
                                                  1999       1998
                                                 -------    ------

    Raw materials                               $12,633    $3,065
    Work in progress                              2,688       341
    Finished goods                                8,467     6,070
                                                -------    ------

                                                $23,788    $9,476
                                                =======    ======

NOTE 4 - PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consist of the following major classifications:


                                                  December 31,
                                               ------------------
                                                 1999      1998
                                              ---------  --------

    Land                                      $  4,892   $  4,892
    Mineral reserves                             2,136      2,136
    Building and improvements                   17,850     15,390
    Equipment                                   85,128     77,497
    Construction in progress                     4,491      2,431
                                              --------   --------
                                               114,497    102,346
    Accumulated depreciation and depletion     (17,869)    (9,677)
                                              --------   --------

                                              $ 96,628   $ 92,669
                                              ========   ========

-------------------------------------------------------------------------------
                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1999, 1998, and 1997
                       (In thousands except share data)
-------------------------------------------------------------------------------

NOTE 5 - INTANGIBLE ASSETS AND GOODWILL

Costs incurred in obtaining financing have been deferred and are being amortized on a straight-line basis over the terms of the related credit agreements. Accumulated amortization of deferred financing costs was $928 and $263 at December 31, 1999 and 1998, respectively. Amortization expense related to deferred financing costs of $662, $658, $548, and $0 is included in interest expense in the accompanying statements of operations for the years ended December 31, 1999 and 1998 and the periods ended December 31, 1997 and March 24, 1997, respectively. The Company refinanced its bank credit and secured additional financing to purchase the assets of Henkel Corporation and TRIMET Technical Products as discussed in Notes 2 and 8. The 1998 refinancing replaced the Tranche A and Tranche B notes refinancing that occurred in March 1997, as discussed in Note 8. In 1998, the Company charged off the remaining $2,266, net of taxes of $770, of costs related to these two 1997 credit facilities. In the period ended December 31, 1997, the Company charged off the remaining $765, net of taxes of $260, of deferred financing costs which related to the 1996 credit agreement. The charge incurred in each year is included as an extraordinary loss in the accompanying statements of operations.

The excess purchase price of acquiring the fair value of net assets of Henkel Corporation and TRIMET Technical Products was recorded as goodwill and is being amortized on a straight-line basis over 15 years. Additionally, goodwill of $373 was recorded in relation to the Company's 79% change of ownership. Accumulated amortization at December 31, 1999 and 1998 amounted to $3,140 and $1,023, respectively.

The excess purchase price of acquiring the fair value of the stock of the Gallium business from Rhodia Chimie, S.A. was recorded as goodwill and is being amortized on a straight-line basis over 15 years. Other intangibles acquired during this transaction are for registered patents related to the trade business and are being amortized over the life of the patents. Total accumulated amortization for the above items amounted to $139 at December 31, 1999.

In 1999 and 1998, other deferred costs include covenant not to compete costs and deferred land stripping costs. These costs are being amortized either on a units-of-production basis or on a straight-line basis over one to five years. Accumulated amortization of other deferred costs was $466 and $306 at December 31, 1999 and 1998, respectively.

--------------------------------------------------------------------------------
                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1999, 1998, and 1997
                       (In thousands except share data)
-------------------------------------------------------------------------------

NOTE 6 - OTHER ACCOUNTS RECEIVABLE AND OTHER ACCOUNTS PAYABLE

At December 31, 1999 and 1998, the Company held options to purchase, at a fixed price, a certain raw material from a vendor. Total payments made to the vendor for the purchase of options that were unexercised at December 31, 1999 and 1998 were $749 and $1,004, respectively, and are included in other accounts receivable in the accompanying balance sheets. When exercised, the option payments will be applied as a reduction of the fixed purchase price of the raw material.

In connection with the above, at December 31, 1999 and 1998, the Company had sold to a customer options of equal quantities and prices for the sale, at a fixed price, of a certain product. The product to be sold is made from the raw material that the Company purchases pursuant to the options discussed in the previous paragraph. Total payments received by the Company from the customer for options which were unexercised at December 31, 1999 and 1998, were $729 and $1,028, respectively, and are included in other accounts payable in the accompanying balance sheets. When the options are exercised by the customer, the purchase price of the options will be applied as a reduction of the sales price of the related product.

NOTE 7 - REVOLVING LINE OF CREDIT

In connection with the March 25, 1997 transaction discussed in Note 2, the Company entered into a $15 million revolving line of credit agreement that subsequently was amended with the purchase of TRIMET on July 31, 1998 to increase the amount available to $25,000, expiring on July 31, 2003. In connection with the September 8, 1999 transaction discussed in Note 2, the agreement was amended to increase the amount available from $25,000 to $45,000. The loan bears interest, at the Company's option, at either (a) 1.25% above the higher of (i) .5% in excess of the adjusted certificate of deposit rate, as defined in the agreement, or (ii) the prime lending rate or (b) 2.25% above the Eurodollar rate, as defined in the agreement. At December 31, 1999, the rate was 8.375%. The note is secured by virtually all of the Company's assets and is subject to affirmative and negative covenants as described in Note 8. The Company pays .5% for the amount of unused credit available during the year. At December 31, 1999 and 1998, the Company had borrowed $23,000 and $0, respectively, under the agreement.

-------------------------------------------------------------------------------
                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1999, 1998, and 1997
                       (In thousands except share data)
-------------------------------------------------------------------------------

NOTE 8 - LONG-TERM DEBT

The Company's long-term debt obligations consist of the following as of December 31, 1999 and 1998:

                                                                1999        1998
                                                                ----        ----
   Senior Subordinated Notes - Series A bearing fixed interest at 10.125%. Unsecured, subordinated to all existing and
   future senior debt. Due August 1, 2008; interest payments
   are semi-annual beginning February 1, 1999. The Company
   may redeem the offered notes after August 1, 2003 at
   redemption prices set forth in the agreement.                $120,000    $120,000

   Subordinated note payable to the seller of Courtney which
   bears interest at 2% above the prime lending rate, 9.75%
   at December 31, 1998. The Company deferred its required
   July 1997 payment until a dispute between the Company and
   Courtney was resolved, at which time the forgone principal and accrued interest was due. The entire principal balance was shown as current on the 1998 financial statements.
   Final payment was made in 1999.                                     -         760
                                                                --------    --------
                                                                 120,000     120,760
   Current portion                                                     -         760
                                                                --------    --------

   Long-term portion                                            $120,000    $120,000
                                                                ========    ========

The credit agreement requires the Company to meet certain affirmative and negative covenants, which include certain restrictions on future indebtedness, capital expenditures, and dividend payments, as well as meeting certain interest-coverage and leverage ratios. At December 31, 1999, the Company was in compliance with these financial covenants.


--------------------------------------------------------------------------------
                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1999, 1998, and 1997
                       (In thousands except share data)
-------------------------------------------------------------------------------

NOTE 9 - SUPPLY AND PURCHASE CONTRACTS

The Company has entered into two supply contract agreements with Henkel effective March 25, 1997. One agreement calls for the Company to supply products to Henkel on a cost basis at prices as indicated in the supply agreement. The Company has no obligation to sell or manufacture more than one hundred ten percent (110%) of the annual sales volume to Henkel in the previous year. The cost basis of the products may be adjusted on the first day of each calendar quarter based on changes in the purchase price of raw materials used to produce the products. In addition, the overhead component may be increased annually to reflect an increase in energy costs and labor costs, as measured by a percentage of the increase in the energy component of the Producer Price Index for Finished Goods and the Employment Cost Index, respectively. In general, the price to be paid by Henkel will, at a minimum, be equal to the raw material and overhead costs associated with the production. The Company sold $8.8 million, $10.3 million, and $8.1 million to Henkel during 1999 and 1998 and the period March 25, 1997 through December 31, 1997, respectively.

The second agreement calls for the Company to purchase raw materials from Henkel at market prices and finished products that are manufactured by Henkel will be sold to the Company on a cost basis at prices as indicated in the supply agreement. Henkel has no obligation to sell or manufacture more than one hundred ten percent (110%) of the previous year's purchases by GEO. The cost basis of the finished products may be adjusted on the first day of each calendar quarter based on changes in the purchase price of raw materials used to produce the products. In addition, the overhead component may be increased annually to reflect an increase in energy costs and labor costs, as measured by a percentage of the increase in the energy component of the Producer Price Index for Finished Goods and the Employment Cost Index, respectively. In general, the prices paid by GEO were not in excess of current market prices. The Company purchased approximately $9.6 million and $9.8 million from Henkel during 1999 and 1998, respectively.

The agreements will remain in effect for a term of three to five years depending on the product. Upon termination of the initial contracts, both are renewable annually thereafter until written termination is provided one year in advance of either party's intent to terminate the agreement. The Company believes that the above transaction will not result in any losses.

The Company also has a supplier purchase agreement which requires the Company to purchase a minimum amount of raw material through December 2001. Prices are based on amounts agreed upon in the contract with adjustments for inflationary measures. The Company is required to purchase a minimum of approximately $2,500 in each of the years 2000 and 2001.

NOTE 10 - 401(k) PLAN AND DEFINED CONTRIBUTION PLAN

The Company sponsors a qualified 401(k) plan and a defined contribution money purchase plan which cover all eligible employees except those who are members of the Cedartown, Georgia and Allentown, Pennsylvania plant unions (see Note 11). The Company also sponsors a qualified savings plan for the Allentown, Pennsylvania plant union employees.

-------------------------------------------------------------------------------
                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1999, 1998, and 1997
                       (In thousands except share data)
-------------------------------------------------------------------------------

NOTE 10 - 401(k) PLAN AND DEFINED CONTRIBUTION PLAN (Continued)

At December 31, 1999, under the terms of the 401(k) plan, which was amended once during 1998 and twice during 1997, all eligible employees can elect to defer up to 12% of their annual salary. In 1999 and 1998, the Company elected to match 50% of the employee's deferred contribution up to 6% of the employee's salary. In 1999 and 1998, the Company could elect, on a discretionary basis, to contribute an additional amount to be distributed to plan participants as outlined in the plan document. The Company made no discretionary contributions in 1999 and 1998. The plan was amended subsequent to December 31, 1999 as described in Note 18.

Under the terms of the savings plan for the Allentown, Pennsylvania plant union employees, eligible employees can elect to defer up to 10% of their annual after-tax salary. The Company's percentage match ranges from 50% of the first 4% of optional contributions to 50% of the first 6% of optional contributions based upon years of service. Total 401(k) and savings plan expense for the years ended December 31, 1999 and 1998 and the periods ended December 31, 1997 and March 24, 1997 approximated $357, $322, $200, and $0, respectively

Under the terms of the money purchase plan, the Company will contribute to the plan on behalf of each eligible participant an amount equal to 5% of the participant's qualifying compensation. The Company's contribution requirement for the years ended December 31, 1999 and 1998 and the periods ended December 31, 1997 and March 24, 1997 were $590, $538, $453, and $51, respectively. The plan was subsequently terminated on January 1, 2000 and all assets were rolled into the 401(k) plan as described in Note 18.

NOTE 11 - UNION EMPLOYEE DEFINED BENEFIT PENSION PLAN

The Company has a defined benefit pension plan covering substantially all of its Cedartown, Georgia and Allentown, Pennsylvania union employees. The benefits are based on years of service through the date of retirement, multiplied by a predetermined amount payable in a monthly annuity for life, vested over a five-year period with reductions for early retirement. The Cedartown benefits are also reduced by the accrued benefit as of March 25, 1997 under the Henkel Corporation Consolidated Union Retirement Plan. The Company's funding policy is to contribute amounts sufficient to satisfy regulatory funding standards.

--------------------------------------------------------------------------------
                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1999, 1998, and 1997
                       (In thousands except share data)
-------------------------------------------------------------------------------

NOTE 11 - UNION EMPLOYEE DEFINED BENEFIT PENSION PLAN (Continued)

Information about the pension plans was as follows:

                                                                                        1999                    1998
                                                                            -----------------------------  --------------
  Change in benefit obligation
     Benefit obligation at beginning of period                                                     $ 335           $ 229
     Service cost                                                                                    166             116
     Interest cost                                                                                    18              14
     Actuarial (gain)/loss                                                                           (77)            (19)
     Benefits paid                                                                                    (2)             (5)
                                                                                                   -----           -----
       Benefit obligation at end of period                                                           440             335
  Change in plan assets
     Fair value of plan assets at beginning of period                                                102               -
     Actual return on plan asset                                                                       4               1
     Employer contribution                                                                           173             106
     Benefits paid                                                                                    (2)             (5)
                                                                                                   -----           -----
     Fair value of plan assets at end of period                                                      277             102
                                                                                                   -----           -----
  Funded status                                                                                     (163)           (233)
  Unrecognized net actuarial gain                                                                    (76)             (7)
  Unrecognized prior service cost                                                                    131             146
                                                                                                   -----           -----

     Accrued benefit cost                                                                          $(108)          $ (94)
                                                                                                   =====           =====

The components of pension expense and related actuarial assumptions and methods were as follows:
                                                                                                    1999            1998
                                                                                                   -----           -----

  Service cost                                                                                     $ 166           $ 116
  Interest cost                                                                                       18              15
  Expected return on plan asset                                                                      (12)             (4)
  Amortization of transition (asset)/obligation                                                        -             (10)
  Amortization of prior service cost                                                                  15              15
                                                                                                   -----           -----

     Net periodic benefit cost                                                                     $ 187           $ 132
                                                                                                   =====           =====

  Discount rate on benefit obligation                                                               6.50%           5.50%
  Long-term expected rate of return on plan assets                                                  8.00            8.00

  Rate of compensation increase                                                                      N/A             N/A
  Amortization method                                                                      Straight-line   Straight-line

--------------------------------------------------------------------------------
                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1999, 1998, and 1997
                       (In thousands except share data)
-------------------------------------------------------------------------------

NOTE 11 - UNION EMPLOYEE DEFINED BENEFIT PENSION PLAN (Continued)

The provisions of Statement of Financial Accounting Standards (SFAS) No. 87, "Employers' Accounting for Pensions," require recognition in the balance sheet of an additional minimum liability and related intangible asset for pension plans with accumulated benefits in excess of plan assets. At December 31, 1999 and 1998, an additional liability of $243 and $229, respectively, which is included in accrued expenses and other current liabilities and an intangible asset of $135 and $135, respectively, are reflected in the accompanying consolidated balance sheets.

NOTE 12 - POSTRETIREMENT BENEFIT PLANS

The Company sponsors two postretirement benefit plans that cover substantially all union employees of the Cedartown, Georgia plant who have attained age 55 and have 5 years of service and their spouses. One plan provides medical benefits and the other provides life insurance benefits. The postretirement health care plan is contributory. The life insurance plan is noncontributory.

The Company also maintains two postretirement benefit plans that cover substantially all employees of the Allentown, Pennsylvania plant who have attained age 55 and have 5 years of service and their spouses. One plan provides medical benefits and the other provides life insurance benefits. The postretirement health care plan is contributory. The life insurance plan is noncontributory.

                                                                       1999                 1998
                                                           -----------------------------  --------
  Change in benefit obligation
     Benefit obligation at beginning of period                                  $ 1,911   $ 1,269
     Benefit obligation assumed with TRIMET acquisition                               -       502
     Service cost                                                                   140        57
     Interest cost                                                                  156        89
     Actuarial loss                                                                  22        11
     Benefits paid                                                                  (34)      (17)
                                                                                -------   -------
       Benefit obligation at end of period                                        2,195     1,911

  Change in plan assets
     Employer contribution                                                           34        17
     Participant benefits paid                                                      (34)      (17)
                                                                                -------   -------
     Fair value of plan assets at end of period                                       -         -

  Funded status                                                                  (2,336)   (2,198)
  Unrecognized net actuarial gain                                                   141       287
                                                                                -------   -------

     Accrued benefit cost                                                       $(2,195)  $(1,911)
                                                                                =======   =======

-------------------------------------------------------------------------------
                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1999, 1998, and 1997
                       (In thousands except share data)
-------------------------------------------------------------------------------

NOTE 12 - POSTRETIREMENT BENEFIT PLANS (Continued)

The components of postretirement health costs and related actuarial assumptions were as follows:

                                   1999   1998
                                   -----  -----

  Service cost                     $ 140  $  57
  Interest cost                      156     89
  Recognized net actuarial gain       22     11
                                   -----  -----

     Net periodic benefit cost     $ 318  $ 157
                                   =====  =====

For measurement purposes, an 8% and 8.25% annual rate of increase in the per capita cost of covered health care benefits was assumed for the periods ended December 31, 1999 and 1998; respectively; the rate was assumed to decrease gradually to 4.75% in 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1999 and 1998 by $299 and $351, respectively, and the aggregate of the service and interest cost components of postretirement expense for the years then ended by $43 and $53, respectively. Decreasing the assumed health care cost trend rates by one percentage point in 1999 and 1998 would decrease the accumulated postretirement benefit by $252 and $290, respectively, and service and interest cost components on postretirement expense for the years then ended by $36 and $44, respectively.

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% and 6.5% at December 31, 1999 and 1998, respectively.

NOTE 13 - LEASE COMMITMENTS

The Company has entered into numerous noncancelable operating lease agreements for various autos, trucks, railroad cars, land, and office facilities with lease terms expiring at various dates through the year 2005. Rent expense under these leases for the years ended December 31, 1999 and 1998 and the periods ended December 31, 1997 and March 24, 1997 approximated $1,034, $863, $688, and $37, respectively. Total minimum rentals under noncancelable operating leases as of December 31, 1999 over future years are:

--------------------------------------------------------------------------------
                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1999, 1998, and 1997
                       (In thousands except share data)
-------------------------------------------------------------------------------

NOTE 13 - LEASE COMMITMENTS (Continued)


               2000          $1,011
               2001             820
               2002             637
               2003             264
               2004             130
               Thereafter        10
                             ------

                             $2,872
                             ======

NOTE 14 - INCOME TAXES

The income tax provision is comprised of the following:

                                                                  Period    Period
                                                                  Ended      Ended
                                                                 Dec. 31,  March 24,
                                               1999      1998      1997      1997
                                             --------  --------  --------  ---------
  Current payable
     United States                           $     -   $   873   $    610   $      -
     Foreign                                     585         -          -          -
                                             -------   -------   --------  ---------
                                                 585       873        610          -
  Benefit of net operating loss carryover
     United States                            (2,237)   (7,994)         -          -
     Foreign                                       -         -          -          -
                                             -------   -------   --------  ---------
                                              (2,237)   (7,994)         -          -
  Deferred income taxes
     United States                             2,603     7,788        389          -
     Foreign                                      72         -          -          -
                                             -------   -------   --------  ---------
                                               2,675         -        389          -
                                             -------   -------   --------  ---------

       Total                                 $ 1,023   $   667   $    999  $       -
                                             =======   =======   ========  =========


--------------------------------------------------------------------------------
                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1999, 1998, and 1997
                       (In thousands except share data)
-------------------------------------------------------------------------------

NOTE 14 - INCOME TAXES (Continued)

The difference between the effective tax rate and the statutory rate is reconciled below:

                                                                                                       Period        Period
                                                                                                        Ended        Ended
                                                                                                      Dec. 31,     March 24,
                                                                                      1999   1998       1997          1997
                                                                                     ------  -----  -------------  ----------
  Tax provision at United States
   statutory rate of 34%                                                             $  715  $ 549   $     1,026    $   (230)
  Increase (decrease) resulting from
     Permanent items and state
      taxes                                                                             136    118            69           -
     Valuation allowance                                                                  -      -           (96)        230
     Effect of foreign operations                                                       172      -             -           -
                                                                                     ------  -----  ------------   ---------

       Total                                                                         $1,023  $ 667  $        999   $       -
                                                                                     ======  =====  ============   =========

Significant components of the deferred tax assets and liabilities are as follows:

                                                                                                            December 31,
                                                                                                            ------------
                                                                                                            1999        1998
                                                                                                         -------      ------
  Deferred tax liabilities
     Property, plant, and equipment                                                                      $16,885     $13,863
     Other liabilities                                                                                        51         132
                                                                                                        --------    --------
                                                                                                          16,936      13,995
  Deferred tax assets
     Net operating loss carryforwards                                                                     12,007       9,770
     Postretirement benefit                                                                                  960         823
     Pond closure reserve                                                                                    858         884
     Other assets                                                                                          1,687       1,465
     Unrealized foreign currency translation loss                                                            592           -
                                                                                                        --------    --------
                                                                                                          16,104      12,942
                                                                                                        --------    --------

       Net deferred tax liability                                                                        $  (832)    $(1,053)
                                                                                                        ========     =======

-------------------------------------------------------------------------------
                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1999, 1998, and 1997
                       (In thousands except share data)
-------------------------------------------------------------------------------

NOTE 14 - INCOME TAXES (Continued)

Income tax carryforwards approximated and consisted of the following:

                                                                                             December 31,
                                                                                           ----------------
                                                                                            1999     1998
                                                                                           -------  -------
  Net operating loss carryforward                                                          $27,867  $22,670
                                                                                           =======  =======
  AMT credit carryforwards                                                                 $   251  $   251
                                                                                           =======  =======

As of December 31, 1999, net operating loss carryforwards listed above expire as indicated below:

                  Year                                                                      Amount
                  ----                                                                     -------

                  2008                                                                     $   211
                  2009                                                                         974
                  2010                                                                         534
                  2011                                                                         954
                  2012                                                                       3,604
                  2018                                                                      13,710
                  2019                                                                       7,880

NOTE 15 - GEOGRAPHIC SEGMENTS

The Company sells its products throughout the United States and in European markets.

Following is financial information relating to geographic areas:

                                                                                                          Period     Period
                                                                          Year Ended     Year Ended        Ended      Ended
                                                                         December 31,   December 31,   December 31,  March 24,
                                                                             1999           1998           1997        1997
                                                                         ------------   ------------   ------------  --------
                 Revenues
                   United States                                           $126,361      $ 121,246      $  91,727    $ 9,109
                   Other geographic areas                                    20,719          5,314              -          -
                                                                           --------      ---------      ---------    -------
                      Total revenues                                       $147,080      $ 126,560      $  91,727    $ 9,109
                                                                           ========      =========      =========    =======

                                                                         December 31,   December 31,
                                                                            1999           1998
                                                                         ------------   ------------
                 Long-lived assets
                   United States                                            121,176      $125,500
                   Other geographic areas                                    12,660             -
                                                                           --------      --------

                   Total long-lived assets                                 $133,863      $125,500
                                                                           ========      ========
                 Net assets of European operations                         $ 21,329      $      -
                                                                           ========      ========

Long-lived assets are comprised of property, plant, and equipment, goodwill, intangible assets, and other long-term assets. No customers exceeded 10% of total Company sales in 1999 and 1998.

--------------------------------------------------------------------------------
                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1999, 1998, and 1997
                       (In thousands except share data)
-------------------------------------------------------------------------------

NOTE 16 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                               First   Second    Third     Fourth
                               Qtr.     Qtr.      Qtr.      Qtr.
                              -------  -------  --------  --------
Quarter Ended 1999
------------------
Net sales                     $34,194  $36,352  $37,606   $38,928
Gross profit                    7,566    8,944    9,470     8,431
Operating income                3,160    4,011    4,714     3,620
Income before income taxes         69      914    1,379      (260)
Net income                          9      488      860      (278)

                               First   Second    Third    Fourth
                               Qtr.    Qtr.      Qtr.     Qtr.
                               -----   ------    -----    ------
Quarter Ended 1998
------------------
Net sales                     $30,205  $29,226  $33,023   $34,106
Gross profit                    5,268    5,307    6,389     7,958
Operating income                2,402    2,289    2,678     3,461
Income before income taxes        988      780     (277)      124
Net income                        672      513   (1,693)      (40)


NOTE 17 - COMMITMENTS AND CONTINGENCIES

Contracts:  Pursuant to the terms of a shareholder's agreement and employment
---------
agreements with certain individuals who are partners in GEO Chemicals, Ltd.
(GCL) and members of the key management of the Company, the Company has the right and, in certain cases, the obligation to repurchase specified percentages of the stock held by GCL in the event of termination of employment of these individuals. The redemption prices are based on the higher of fair value or original cost. The agreement also obligates the Company to maintain disability insurance and specified levels of life insurance coverage on these individuals to fund any such redemption. The current life insurance coverage for these management members is $2,600.

During 1995, the Company purchased the customer list relating to the Houston, Texas dry alum business of Rhone-Poulenc, Inc. (Rhone-Poulenc). In accordance with the purchase agreement, the Company is required to pay a 7.5% commission on its gross sales of dry alum product until such time as the cumulative commission payments equal $375, plus an additional lump sum payment based on a formula calculation, as defined, of the increase in dry alum sales over a specified period of time. The lump sum payment cannot exceed $120. For the years ended December 31, 1999 and 1998 and the periods ended December 31, 1997 and March 24, 1997, the Company charged $0, $4, $103, and $23, respectively, against operations for commissions applicable to dry alum sales. The formula in the purchase agreement calculates that no additional payment is due Rhone-Poulenc.

-------------------------------------------------------------------------------
                                  (Continued)

                GEO SPECIALTY CHEMICALS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1999, 1998, and 1997
                       (In thousands except share data)
-------------------------------------------------------------------------------

NOTE 17 - COMMITMENTS AND CONTINGENCIES (Continued)

In conjunction with the purchase of the Gallium business from Rhodia Chimie, SA, the Company has assumed a long-term contract for the supply of aluminate liquor from a vendor on whose property the German gallium extraction plant is located.

Litigation:  In the ordinary course of business, the Company is periodically
----------
named as a defendant in a variety of lawsuits. During 1998, the Company was one of 102 named defendants in a toxic tort lawsuit commended in Harrison County, Texas. The plaintiffs in the action were employees, former employees, and the families of such employees of the Monarch Tile Company tile plant in Marshall, Texas. The plaintiffs alleged that they were exposed to hazardous substances in the course of their employment at the Monarch plant and that the Company or its predecessor was a manufacturer of one of those substances. This suit was settled in 1999 with no material adverse effects to the Company.

During 1999, a former employee filed suit against the Company in relation to his discharge from the Company. The plaintiff is seeking compensatory damages, punitive damages, and attorney fees. Management believes this case is without merit and will vigorously defend the case. The Company believes that this pending case will not have a material adverse effect on its business, financial condition, or results of operations.


NOTE 18 - SUBSEQUENT EVENTS

Effective December 31, 1999, the Company terminated its full indemnity group health and welfare insurance coverage with its insurance provider and established a partially self-funded health and welfare insurance plan. Specific stop loss insurance limits the plan's liability on individual claims and on aggregate claims. Per employee, the stop loss for the plan is $75 annually.
The minimum and maximum aggregate amounts that the plan will pay is approximately $2,100 and $2,400, respectively. These amounts include premiums to be paid for catastrophic health coverage, other employee benefits insurance coverages, and fees paid to a third party administrator of the plan.

Effective December 31, 1999, the defined contribution money purchase plan was terminated. All participants automatically became 100% vested regardless of the period of employment with the Company. On January 1, 2000, all funds in the plan were rolled over into the Company's existing 401(k) plan. The 401(k) plan was amended to include profit sharing features for the Company to make annual profit sharing contributions. The plan was also amended to increase the Company's match contribution from 50% up to the first 6% of employee contributions to 100% up to the first 4% of employee contributions.

--------------------------------------------------------------------------------

                Geo Speciality Chemicals, Inc. and Subsidaries
                                  Schedule II
                       Valuation and Qualifying Accounts
           For the three years in the period ended December 31, 1999
                            (Dollars in Thousands)

       Column A                      Column B                         Column C                 Column D           Column E
       --------                      --------                         --------                 --------           --------
                                                                      Additions
                                  Balance at the                                                                Balance at the
                                 beginning of the        Charged to           Charged to                         end of the
Description                           period          Costs and Expense     Other Accounts     Write offs          period
-----------                      ---------------      -----------------     --------------     ----------       --------------
                                       ($)                  ($)                  ($)               ($)               ($)
Allowance for
doubtful accounts:
Year Ended December 31,
                   1999                336                   (67)                   -                  20               249

Year Ended December 31,
                   1998                186                   114                   60  (a)             24               336

Period ended December 31,
                   1997                123                    40                   23  (a)              -               186

Period ended March 24,
                   1997                112                    11                    -                   -               123


Environmental Reserves:

Year Ended December 31,
                   1999              2,052                     -                   40  (a)            110             1,982

Year Ended December 31,
                   1998              3,355                     -                    -               1,303             2,052

Period ended December 31,
                   1997              1,015                     -                2,340  (a)              -             3,355

Period ended March 24,
                   1997              1,015                     -                    -                   -             1,015

 (a) Amounts represent reserves acquired through acquisitions and revaluations.